Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 31, 2019	October 31, 2018
Assets

Current assets:
Cash and cash equivalents	$206,530	$329,277
Accounts receivable	134,454	120,515
Inventories	48,155	29,180
Other current assets	49,634	23,759

Total current assets	438,773	502,731

Property, plant and equipment, net	621,195	571,781
Intangible assets, net	7,870	12,368
Other assets	50,827	23,129

Total assets	$1,118,665	$1,110,009

Liabilities and Equity

Current liabilities:
Debt	$10,873	$57,453
Accounts payable and accrued liabilities	141,081	133,623

Total current liabilities	151,954	191,076

Long-term debt	41,887	-
Other liabilities	13,732	14,364

Photronics, Inc. shareholders' equity	769,892	759,671
Noncontrolling interests	141,200	144,898
Total equity	911,092	904,569

Total liabilities and equity	$1,118,665	$1,110,009